                            Schedule 14 A Information
                    Proxy Statement Pursuant to Section 14(a)
                                     of the
                         Securities Exchange Act of 1934


[X] Filed by the Registrant
[ ] Filed by a Party other than the Registrant

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14A-6(e)(2))

[X]  Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to ss.240.14a-11 (c) or ss.240.14a-12



                           First National Corporation

                (Name of Registrant as Specified in its Charter)



Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6 (i) (l) and 0-11.

1)  Title of each class of securities to which transaction applies:
    Not Applicable.

2)  Aggregate number of securities to which transaction applies: Not Applicable.

3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Not Applicable.

4)  Proposed maximum aggregate value of transaction: Not Applicable.

5)  Total fee paid: Not Applicable

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously, Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:
(2)  Form, Schedule or Registration Statement No.:
(3)  Filing party:
(4)  Date Filed:

                           FIRST NATIONAL CORPORATION
                         950 John C. Calhoun Drive, S.E.
                        Orangeburg, South Carolina 29115

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To be held April 25, 2000


TO THE SHAREHOLDERS:

    Notice is hereby given that the Annual Meeting of the Shareholders (the "Annual Meeting") of First National Corporation, a South Carolina corporation (the "Company"), will be held at the Main Banking Center of First National Bank, 950 John C. Calhoun Drive, S.E., Orangeburg, South Carolina at 2:00 p.m., on April 25, 2000, for the following purposes:

    (1) To elect six directors of the Company to serve three-year terms.

    (2) To ratify the appointment of J.W. Hunt and Company, LLP, as independent auditors for the Company for the fiscal year ending December 31, 2000; and

    (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    Only record holders of Common Stock of the Company at the close of business on March 24, 2000, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    The Company's Proxy, Proxy Statement (providing important shareholder information for the Annual Meeting), and its 1999 Annual Report to Shareholders (which includes its 1999 Annual Report on Form 10-K) are enclosed with this Notice.

    You are cordially invited and urged to attend the Annual Meeting in person. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED, SELF-ADDRESSED, STAMPED ENVELOPE. IF YOU NEED ASSISTANCE IN COMPLETING YOUR PROXY, PLEASE CALL THE COMPANY AT TELEPHONE NUMBER (803) 534-2175. IF YOU ARE A RECORD SHAREHOLDER AND ATTEND THE ANNUAL MEETING AND DESIRE TO REVOKE YOUR PROXY AND VOTE IN PERSON, YOU MAY DO SO. IN ANY EVENT, A PROXY MAY BE REVOKED BY A RECORD HOLDER AT ANY TIME BEFORE IT IS EXERCISED.

    THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF ALL THE PROPOSALS PRESENTED.

                                             By Order of the Board of Directors

                                             James C. Hunter, Jr.
                                             Secretary


Orangeburg, South Carolina
March 31, 2000

                           FIRST NATIONAL CORPORATION
                         950 John C. Calhoun Drive, S.E.
                        Orangeburg, South Carolina 29115

                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            to be Held April 25, 2000



    This Proxy Statement is furnished to shareholders of First National Corporation, a South Carolina corporation (herein, unless the context otherwise requires, together with its subsidiaries, the "Company" or "First National"), in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Shareholders to be held at the Main Banking Center of First National Bank, 950 John C. Calhoun Drive, S.E., Orangeburg, South Carolina at 2:00 p.m., on April 25, 2000 or any adjournment thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

    Solicitation of proxies may be made in person or by mail, telephone or other means by directors, officers and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock of the Company held of record by such persons, and the Company will reimburse the reasonable forwarding expenses. The cost of solicitation of proxies will be paid by the Company. This Proxy Statement was first mailed to shareholders on or about March 31, 2000.

    The Company has its principal executive offices at 950 John C. Calhoun Drive, S.E., Orangeburg, South Carolina 29115. The Company's telephone number is
(803) 534-2175.

                                  ANNUAL REPORT

    The Annual Report to Shareholders (which includes the Company's Annual Report on Form 10-K containing the Company's fiscal year ended December 31, 1999 financial statements) is enclosed herewith. Such Annual Report to Shareholders does not form any part of the material for the solicitation of proxies.

                               REVOCATION OF PROXY

    Any record shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise (a) by giving written notice to the Company of such revocation, (b) by voting in person at the meeting, or (c) by executing and delivering to the Company a later dated proxy. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy. Any written notice or proxy revoking a proxy should be sent to First National Corporation, 950 John C. Calhoun Drive, S.E., Orangeburg, South Carolina 29115, Attention:
James C. Hunter, Jr. Written notice of revocation or delivery of a later dated proxy will be effective upon receipt thereof by the Company.

                                QUORUM AND VOTING

    The Company's only voting security is its $2.50 par value Common Stock ("Common Stock"), each share of which entitles the holder thereof to one vote on each matter to come before the Annual Meeting. At the close of business on March 24, 2000 (the "Record Date"), the Company had issued and outstanding 7,041,101 shares of Common Stock, which were held of record by approximately 2,900 persons. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote on matters that come before the Annual Meeting. Notwithstanding the Record Date specified above, the Company's stock transfer books will not be closed and shares of the Common Stock may be transferred subsequent to the Record Date. However, all votes must be cast in the names of holders of record on the Record Date.

    The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. If a share is represented for any purpose at the Annual Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for the purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain" or "Withhold" or as to which no vote is marked, including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be included in determining the number of votes present or represented at the Annual Meeting. If a quorum is not present or represented at the meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time until a quorum is present or represented. If any such adjournment is for a period of less than 30 days, no notice, other than an announcement at the meeting, will be given of the adjournment. If the adjournment is for 30 days or more, notice of the adjourned meeting will be given in accordance with the Bylaws. Directors, officers and regular employees of the Company may solicit proxies for the reconvened meeting in person or by mail, telephone or other means. At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Once a quorum has been established, it will not be destroyed by the departure of shares prior to the adjournment of the meeting.

    Provided a quorum is established at the meeting, directors will be elected by a plurality of the votes cast at the Annual Meeting. Votes that are withheld or shares that are not voted in the election of directors (including brokers non-votes) will have no effect on the outcome of election of directors. Cumulative voting will not be permitted.

    All other matters which may be considered and acted upon at the Annual Meeting, including ratification of J. W. Hunt and Company, LLP as independent auditors, require that the number of shares of Common Stock voted in favor of the matter exceed the number of shares of Common Stock voted against the matter, provided a quorum has been established. Votes that are withheld or shares that are not voted (including brokers non-votes) will have no effect on the outcome of such matters.

                       ACTIONS TO BE TAKEN BY THE PROXIES

    Each proxy, unless the shareholder otherwise specifies therein, will be voted "FOR" the election of the persons named in this Proxy Statement as the Board of Directors' nominees for election to the Board of Directors; and "FOR" the ratification of the appointment of J. W. Hunt and Company, LLP as accountants for the fiscal year ending December 31, 2000. In each case where the shareholder has appropriately specified how the proxy is to be voted, it will be voted in accordance with his specifications. As to any other matter of business which may be brought before the Annual Meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the best judgment of the persons voting the same. However, the Board of Directors does not know of any such other business.

                              SHAREHOLDER PROPOSALS

    Any shareholder of the Company desiring to present a proposal for action at the 2001 Annual Meeting of Shareholders must deliver the proposal to the executive offices of the Company no later than December 1, 2000 if such proposal is to be considered for inclusion in the 2001 proxy materials. Only proper proposals that are timely received will be included in the Company's 2001 Proxy Statement and Proxy. In addition, a shareholder who desires to nominate a person for election to the board of directors of the Company or to make any other proposal for consideration by shareholders at a shareholders' meeting must deliver notice of such proposed action to the Secretary of the Company no less than 45 days before such meeting. For a nominee for director, such notice must set forth the name of the nominee, his or her address, the number of shares of stock owned by the nominee and the name and address of the shareholder making the nomination. For any other shareholder proposal, such notice must set forth the name and address of the shareholder making the proposal and the text of the resolution to be voted on.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth, as of March 24, 2000, the number and percentage of outstanding shares beneficially owned by (i) each director of the Company, (ii) each person named in the Summary Compensation Table, and (iii) all executive officers and directors of the Company as a group. No person is known by the Company to own more than 5% of the outstanding Common Stock.

Name                                   Beneficially Owned            Ownership
----                                   ------------------            ---------
Colden R. Battey, Jr.                     99,392  (1)                  1.4%
Charles W. Clark                          68,771                          *
William W. Coleman, Jr.                   16,048  (2) (3)                 *
Dwight W. Frierson                         5,417  (4)                     *
John L. Gramling, Jr.                      6,573  (5)                     *
Richard L. Gray                           81,492  (6)                  1.2%
Robert R. Hill, Jr.                       20,811  (3) (7)                 *
C. John Hipp, III                         53,642  (3) (8) (9)             *
Robert R. Horger                          30,586  (10)                    *
James C. Hunter, Jr.                      31,809  (3) (9) (11)            *
Harry M. Mims, Jr.                        30,312                          *
Dane H. Murray                            47,943  (3) (9) (12)            *
Ralph W. Norman                            4,802  (13)                    *
Anne H. Oswald                               745                          *
Samuel A. Rodgers                         11,036                          *
James W. Roquemore                        27,843  (14)                    *
Phil M. Smith                             33,307  (3) (9) (15)            *
Walter L. Tobin                              462  (16)                    *
Johnny E. Ward                            51,951  (17)                    *
A. Dewall Waters                          24,078  (18)                    *
Cathy Cox Yeadon                          14,633  (19)                    *

All directors and executive
officers as a group (21 Persons)          674,132 (20)                 9.6%

---------------------------------------------

*Indicates less than one percent of the outstanding First National Common Stock. + Includes service as a director of First National Bank prior to formation of the Company in 1985.

(1) Includes 18,047 shares owned by Mr. Battey's spouse and 20,583 shares in an IRA.

(2) Includes 123 shares owned jointly with Mr. Coleman's spouse, 3,317 shares held in an individual retirement account, 165 shares in First National's 401(k) plan, and 2,750 shares subject to currently exercisable options.

(3) Mr. Coleman, Mr. Hill, Mr. Hipp, Mr. Hunter, Mr. Murray and Mr. Smith are partners in a partnership that owns shares of First National stock. The partnership agreement requires unanimous consent to vote or dispose of any shares of First National stock held by the partnership. The table above reflects each partner's interest in such partnership as follows: Mr. Coleman -- 6,686 shares; Mr. Hill -- 6,686 shares; Mr. Hipp -- 6,690 shares; Mr. Hunter -- 3,343 shares; Mr. Murray -- 3,343 shares; and Mr. Smith -- 3,343 shares.

(4) Includes 3,286 shares jointly owned with Mr. Frierson's spouse, 1,831 shares held as custodian for Mr. Frierson's children, and 300 shares owned by Mr. Frierson's spouse.

(5)   Includes 748 shares owned by Mr. Gramling's spouse.

(6)   Includes 25,437 shares owned by Mr. Gray's spouse.

(7) Includes 1,005 shares held in an individual retirement account, 8,662 shares subject to currently exercisable options, 462 shares in First National's 401(k) plan, and 3,996 shares owned jointly with Mr. Hill's spouse.

(8) Includes 951 shares in an individual retirement account, 392 shares owned by Mr. Hipp's spouse in an individual retirement account, 13,860 shares subject to currently exercisable options, and 13,975 shares of restricted stock which Mr. Hipp presently has the right to vote.

(9) Mr. Hipp, Mr. Hunter, Mr. Murray and Mr. Smith are partners in a partnership that owns shares of First National stock. The partnership agreement requires unanimous consent to vote or dispose of any shares of First National stock held by the partnership. The table reflects each partner's interest in such partnership as follows: Mr. Hipp -- 5,788 shares; Mr. Hunter -- 5,788 shares; Mr. Murray -- 5,788 shares; and Mr. Smith -- 5,788 shares.

(10) Includes 7,712 shares held in an individual retirement account, and 3,333 shares owned by Mr. Horger's spouse.

(11) Includes 1,846 shares owned jointly with Mr. Hunter's spouse, 401 shares owned by Mr. Hunter's spouse, 4,330 shares held in an individual retirement account, and 8,662 shares subject to currently exercisable options.

(12) Includes 3,891 shares in an individual retirement account, 1,952 shares owned by Mr. Murray's spouse in an individual retirement account, 8,662 shares subject to currently exercisable options, and 2,152 shares in First National's 401(k) plan.

(13) Includes 426 shares held by Mr. Norman's spouse as custodian for their children.

(14) Includes 989 shares in an individual retirement account, 2,857 shares owned by Mr. Roquemore's spouse in an individual retirement account, 5,797 shares held by Mr. Roquemore as custodian for his children, and 9,430 shares owned by affiliated companies.

(15) Includes 14,613 shares owned jointly with Mr. Smith's spouse, 901 shares in First National's 401(k) plan, and 8,662 shares subject to currently exercisable options.

(16)  Such shares are jointly owned with Mr. Tobin's spouse.

(17) Includes 20,133 shares held in an individual retirement account, 4,500 shares held by a partnership in which Mr. Ward is a partner, 2,755 shares owned by Mr. Ward's spouse, 5,829 shares held in a retirement plan, and 651 shares owned by Mr. Ward's spouse in an individual retirement account.

(18)  Includes 11,391 shares held in an individual retirement account.

(19) Includes 2,888 shares owned by Mrs. Yeadon's spouse, 64 shares held by Mrs. Yeadon's spouse as custodian for a minor grandchild, 4,866 shares owned by an affiliated company, and 700 shares owned in an individual retirement account.

(20)  Includes 19,057 shares subject of currently exercisable options

                              ELECTION OF DIRECTORS

    The Articles of Incorporation of First National provide for a maximum of 20 directors, to be divided into three classes each serving three-year terms, with the classes as equal in number as possible. The board of directors of First National has set the number of directors at 18. Walter L. Tobin, Charles W. Clark, C. John Hipp, III, Dwight W. Frierson, Richard L. Gray, and Colden R. Battey, Jr., all of whom currently are directors of First National and whose terms expire at the annual meeting, have been nominated by the First National board of directors for reelection by the shareholders. First National's bylaws provide that no shareholder may nominate a person for election as a director of First National unless the shareholder has notified the Secretary of First National in writing not less than 45 days prior to the meeting at which directors are to be elected. Such notice must set forth the name of the nominee, his or her address, the number of shares of First National stock owned by the nominee and the name and address of the shareholder making the nomination.

    The table below sets forth the name, age and business experience for the past five years for each of the directors of First National.

                  Director Nominees for Terms to Expire in 2003

                                 Year Elected
Name, and Age                      Director         Business Experience for the Past Five Years
-------------                    ------------       -------------------------------------------
Walter L. Tobin (57)                 1996           Retired Superintendent of School District Five in Orangeburg
                                                    County.

Charles W. Clark (49)                1993           President of Santee Shores, Inc., a company engaged in the development and management of real estate.

C. John Hipp, III (48)               1994           President and Chief Executive Officer of First National
                                                    Corporation and First National Bank since 1994; from 1991 to
                                                    1994, President of Rock Hill National Bank and Rock Hill
                                                    National Bank Corporation; from 1990 to 1991, Executive Vice
                                                    President of Rock Hill National Bank.

Dwight W. Frierson (42)              1996           Vice Chairman of the Board, First National Corporation and
                                                    First National Bank  since 1999; Vice President and General
                                                    Manager of Orangeburg Coca-Cola Bottling Company; Owner and
                                                    operator, TCBY  franchise in Orangeburg, South Carolina;
                                                    Partner in a TCBY franchise in Lexington County, South
                                                    Carolina.

Colden R. Battey, Jr. (63)           1999           Formerly Chairman of the Board of FirstBancorporation, Inc.
                                                    and FirstBank, N.A.; Senior partner of Harvey & Battey Law
                                                    Firm, Beaufort, South Carolina.

Richard L. Gray (68)                 1999           President of Grayco, a lumber and home products company.


                  Current Directors Whose Terms Expire in 2001

John L. Gramling, Jr. (67)           1974*          Farmer.

Robert R. Horger (48)                1991           Chairman of the Board of First National Corporation and First
                                                    National Bank since 1998; from 1994 to 1998, Vice Chairman of the Board, First National Corporation and First National
                                                    Bank; Attorney, Horger, Barnwell and Reid in Orangeburg,
                                                    South Carolina.

Harry M. Mims, Jr. (57)              1988           President of J. F. Cleckley & Company , a company engaged in site
                                                    development and paving.

Cathy Cox Yeadon (49)                1997           Human Resources Manager of Cox Wood Preserving
                                                    Co., Inc., a wood preserver.

James W. Roquemore (43)              1994           Executive Vice President, Patten Seed Company, Inc.,
                                                    in Lakeland, Georgia and General Manager of Super
                                                    Sod/Carolina, a company that produces and markets turf,
                                                    grass, sod and seed. Owner and operator of golf courses in
                                                    Georgia.

Johnny E. Ward (57)                  1991           President of W & W Truck & Tractor Company, Inc., a company that provides logging and farming equipment, sales and
                                                    service.


                  Current Directors Whose Terms Expire in 2002

William W. Coleman, Jr. (49)         1999           President of Florence County National Bank since April 1998;
                                                    Organizer of Florence County National Bank from September
                                                    1997 to April 1998; Area Executive of National Bank of South
                                                    Carolina from 1992 to 1997.

Robert R. Hill, Jr. (32)             1996           Senior Executive Vice President and Chief Operating Officer
                                                    of First National Bank since January 1999; President of  the
                                                    National Bank of York County from July 1996 to January 1999;
                                                    Organizer of the National Bank of York County from October
                                                    1995 to July 1996; Team Leader for the northern region of
                                                    South Carolina for NationsBank, N.A. from March 1995 to
                                                    October 1995; Vice President of Commercial Lending, Rock Hill
                                                    National Bank from October 1990 to March 1995.

Ralph W. Norman (45)                 1996           President of Warren Norman Co., Inc., a real estate brokerage firm; Chairman of the Board of the National Bank of York
                                                    County.

Anne H. Oswald (51)                  1991           Partner, Oswald and White Realty, a real estate brokerage
                                                    agency.

Samuel A. Rodgers (67)               1998           Vice Chairman of Carolina Eastern, Inc., a distributor of
                                                    agricultural products;  Chairman of the Board, Florence
                                                    County National Bank.

A. Dewall Waters (54)                1987           Partner, Main Waters Enterprises, a partnership which owns and operates McDonald's Restaurants.

* Includes service as a director of First National Bank prior to the formation of First National in 1985.

Compensation of Directors

    During 1999, First National directors each received an annual retainer of $1,200, payable quarterly, plus a fee of $250 per month. In addition, members of the executive committee were paid at the rate of $150 per week. Members of the audit committee were paid $100 per committee meeting attended. Directors who are also officers of First National or its subsidiaries do not receive any such fees.

Meetings of the Board of Directors and Committees

    During 1999, the board of directors of First National held eight regular meetings. Each director attended at least 75% of the aggregate of (a) the total number of meetings of the board of directors of First National held during the period for which he or she served as a director, and (b) the total number of meetings held by all committees of the board of directors of First National on which he or she served.

    The board of directors of First National maintains audit, compensation, executive and policy committees. The functions, composition and frequency of meetings for these Committees during 1999 were as follows:

    Audit Committee - The audit committee was composed of M. Oswald Fogle, Chairman, Colden R. Battey, Jr., Richard L. Gray, Samuel A. Rodgers, Thomas E. Suggs, and Walter L. Tobin. The audit committee held 10 meetings in 1999. The audit committee recommends to the board of directors the appointment of independent auditors, reviews with the independent auditors the recommendations and results of the audit engagement, maintains direct reporting responsibility and regular communication with the internal audit staff of First National Bank, Florence County National Bank, National Bank of York County, and CreditSouth Financial Services Corporation, reviews the scope and the results of the audits of the Company's internal audit department and other matters pertaining to First National's accounting and financial reporting functions, approves the services to be performed by the independent auditors, considers the range of audit and non-audit fees, and reviews the adequacy of First National's, First National Bank's, Florence County National Bank's, National Bank of York County's, and CreditSouth Financial Services Corporation's systems of internal accounting controls.

    Executive Committee - The executive committee is composed of Robert R. Horger, Chairman, Dwight W. Frierson, James W. Roquemore, Charles W. Clark, Harry M. Mims, Jr., and C. John Hipp, III. The board of directors of First National may, by resolution adopted by a majority of its members, delegate to the executive committee the power, with certain exceptions, to exercise the authority of the board of directors in the management of the affairs of First National. The executive committee also acts as nominating committee for the purpose of recommending to the board of directors nominees for election to the board of directors. The executive committee will consider nominees recommended by record shareholders if the nomination is in writing and delivered to the Secretary of First National not less than 45 days prior to the meeting of shareholders at which directors are to be elected. The written nomination must state the name, address and number of shares owned by the nominee, and the name and address of the shareholder making the nomination. The executive committee met 41 times in 1999.

    Compensation Committee - The compensation committee is composed of A. Dewall Waters, Chairman, Charles W. Clark, Robert R. Horger and Harry M. Mims, Jr. The compensation committee met three times in 1999. The compensation committee evaluates the performance of the executive officers of First National and recommends to the board of directors, through the executive committee, matters concerning compensation, salaries, and other forms of executive compensation to officers of First National Bank, National Bank of York County, Florence County National Bank and CreditSouth Financial Services Corporation.

    Policy Committee - The policy committee is composed of Dwight W. Frierson, Chairman, Robert R. Horger, C. John Hipp, III, Charles W. Clark, Harry M. Mims, Jr., and James W. Roquemore. The primary purpose of the policy committee is to recommend new policies and review present policies of First National. The policy committee met seven times in 1999.

                             EXECUTIVE COMPENSATION

    The following table summarizes for the years indicated current and long-term compensation for the Chief Executive Officer of First National and the four most highly compensated executive officers other than the Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                        Annual                                     Long Term
                                     Compensation (1)                         Compensation Awards
                                     ------------                             -------------------
                       Year        Salary      Bonus (2)     Long-Term
Name and               --------------------------------     Restricted       Securities Underlying       All Other
Principal Position                                        Stock Awards (3)          Options          Compensation (4)
---------------------------------------------------------------------------------------------------------------------
C. John Hipp, III      1999       $225,512     $85,737            -                      -                $5,858
President and Chief    1998        204,721      68,875            -                      -                 5,556
Executive Officer      1997        174,231      49,157            -                      -                 4,523

Robert R. Hill, Jr.    1999       $123,976     $55,915            -                      -                $4,851
Senior Executive       1998        105,077       6,000            -                      -                 3,245
Vice President         1997         93,534       4,500            -                      -                 2,781

James C. Hunter, Jr.   1999       $108,901     $36,025            -                      -                $3,401
Executive Vice         1998        105,250      42,031            -                      -                 3,215
President              1997         93,534      24,229            -                      -                 2,578

Dane H. Murray         1999      $  99,185     $43,980            -                      -                $3,048
Executive Vice         1998         95,631      31,164            -                      -                 2,951
President              1997         81,236      25,459            -                      -                 2,292

Phil M. Smith          1999      $  95,025     $41,890            -                      -                $3,016
Executive Vice         1998         93,000      31,040            -                      -                 2,947
President              1997         82,543      24,207            -                      -                 2,283

(1) Prerequisites and personal benefits did not exceed the lesser of $50,000 or 10% of total salary plus bonus.

(2) Figures shown represent actual cash bonuses paid during the year indicated. First National Bank maintains an incentive compensation plan. Amounts payable under the incentive compensation plan are based on First National's performance in terms of its return on equity for any calendar year. The First National Bank compensation committee sets performance goals for First National at the beginning of any calendar year. The board of directors of First National, however, has the discretion to change during any year the performance goals, payment amounts and other requirements of the incentive compensation plan. The incentive compensation plan creates an "incentive pool" determined by multiplying a certain percentage of First National Bank income over a stated percentage return on equity for the calendar year in question. Amounts paid into the incentive pool are distributed to participating employees based on the individual employee's merit and salary level.

(3) No shares of restricted stock were granted to executive officers during 1999, 1998 and 1997. The value of restricted stock holdings by Mr. Hipp at December 31, 1999 was $267,985.

(4) Includes contributions by First National Bank through matching or discretionary contributions to its employee savings plan allocated to the named executive officers' accounts, and term life insurance premiums paid by First National Bank for the benefit of the named executive officers as follows:

                               Employee Savings Plan    Life Insurance Premiums
                               ---------------------    -----------------------

C. John Hipp, III      1999           $3,200                   $2,658
                       1998            3,200                    2,356
                       1997            3,200                    1,323

Robert R. Hill, Jr.    1999            2,401                    1,450
                       1998            2,150                    1,095
                       1997            1,806                      975

James C. Hunter, Jr.   1999            2,120                    1,281
                       1998            2,031                    1,184
                       1997            1,870                      708

Dane H. Murray         1999            1,900                    1,148
                       1998            1,868                    1,083
                       1997            1,647                      645

Phil M. Smith          1999            1,880                    1,136
                       1998            1,877                    1,070
                       1997            1,650                      632

    The employee savings plan is a "tax qualified" plan under Section 401(a) of the Internal Revenue Code and covers all First National Bank employees.

                              Employment Agreement

    In March, 1994, C. John Hipp, III, entered into an employment agreement with First National providing for his employment as President and Chief Executive Officer of First National Bank. The term of the agreement began May 1, 1994, and ended April 30, 1997, with provision for Mr. Hipp's continued employment at will after April 30, 1997. The agreement provides for compensation for Mr. Hipp at the 1994 level or a greater rate set by the board of directors of First National or by a committee appointed by the board of directors, plus fringe benefits and reimbursement of expenses. Under the terms of the agreement, Mr. Hipp has also been granted options to purchase up to a total of 13,975 shares of First National stock (after giving effect to all stock dividends and splits since the date of original grant) under the terms and conditions of First National's 1992 stock option plan. If Mr. Hipp's employment is terminated for any reason by either Mr. Hipp or by First National after April 30, 1997 and prior to April 30, 2004, following a sale or merger, Mr. Hipp will be entitled to continued compensation at the rate then in effect for a period of three years or until April 30, 2004, whichever period is shorter. If Mr. Hipp is terminated after April 30, 1997 and prior to April 30, 2004 without cause or because of death or disability, Mr. Hipp (or his estate) will be entitled to be paid his then current salary for a period of one year from the date of such termination. Upon termination without cause, after a sale or merger, or after disability, Mr. Hipp is under an affirmative obligation for one year following termination to actively seek and accept comparable alternative employment, and any compensation received by him or earnable by him with reasonable diligence following such termination will be deducted from amounts owed to him by First National under the employment agreement.

Restricted Stock Plan

    On January 25, 1996, the board of directors of First National approved the issuance of restricted stock to C. John Hipp, III, President and Chief Executive Officer of First National. On March 7, 1996, the board of directors fixed the number of restricted shares issuable at 11,977 (after giving effect to all stock dividends and splits since the date of original grant). The grant is conditioned upon continued employment of Mr. Hipp as Chief Executive Officer of First National at each vesting date as follows: a) 25% of the shares vest free of restrictions in 1999; b) an additional 25% of the shares vest free of restrictions in 2001; and c) the remaining 50% of the shares vest free of restrictions in 2003. Termination of Mr. Hipp's employment as Chief Executive Officer for any reason (except death or change in control of First National) prior to a vesting date would terminate any interest in non-vested shares. Prior to vesting of the shares, as long as Mr. Hipp remains Chief Executive Officer of First National, he will have the right to vote such shares and to receive dividends paid with respect to such shares. All restricted shares will fully vest in the event of a change in control of First National or upon death of Mr. Hipp while serving as Chief Executive Officer.

                                  Stock Options

    The following table shows the total number of options held at December 31, 1999. None of the executive officers listed below exercised any options during l999.


     Aggregated Option Exercises During 1999 and Year End 1999 Option values

                                                               Number of Securities
                                                                    Underlying                   Value of Unexercised In-
                            Shares                            Unexercised Options (1)              the-Money Options (2)
                          Acquired on         Value           ----------------------------------------------------------
Executive Officer          Exercise         Realized        Exercisable   Unexercisable        Exercisable    Unexercisable
-----------------          ----------       --------        -----------   -------------        -----------    -------------
C. John Hipp, III           13,975          $300,323          13,860         4,620             $148,094        $54,008
Robert R. Hill, Jr.           --               --              8,662         2,888              101,259         33,761
James C. Hunter, Jr.          --               --              8,662         2,888              101,259         33,761
Dane H. Murray                --               --              8,662         2,888              101,259         33,761
Phil M. Smith                 --               --              8,662         2,888              101,259         33,761


(1) Figures shown represent the total number of shares subject to unexercised options held by the indicated executive officers at year end l999. The number of shares subject to options which were exercisable and unexercisable at year end 1999 is also shown. The number of options granted has been adjusted to reflect all stock splits and dividends.

(2) Dollar amounts shown represent the value of stock options held by the indicated executive officers at December 31, 1999. Only those shares subject to options which are "in-the-money" are reported. Shares subject to an option are considered to be "in-the-money" if the fair market value at December 31, 1999 of shares of First National stock exceeds the exercise or base price of such shares. At December 31, 1999, First National's stock price exceeded the exercise price of all shares subject to option, and thus all stock options were considered "in-the-money." For those options "in-the-money" value is computed based on the difference between the fair market value of First National stock at December 31, 1999 and the exercise or base price of the shares subject to underlying option. The value of shares subject to options exercisable and unexercisable at December 31, 1999 is also shown.

                    Report on Executive Officer Compensation

    First National's compensation committee is required to provide shareholders of First National with a report discussing the basis for the compensation committee's action in establishing compensation for First National's executive officers. The report is also required to discuss the relationship, if any, between First National's performance and executive officer compensation. Finally, the report must specifically discuss the factors and criteria upon which the compensation paid to First National's Chief Executive Officer was based.

    The fundamental philosophy of First National's compensation program is to offer competitive compensation opportunities for executive officers that are based both on the individual's contribution and on First National's performance. The compensation paid is designed to retain and reward executive officers who are capable of leading First National in achieving its business objectives in an industry characterized by complexity, competitiveness and change. The compensation of First National's executive officers is reviewed and approved annually by First National Bank compensation committee, which acts as First National's compensation committee. Annual compensation for First National's Chief Executive Officer (and other executive officers) consists of three elements.

     o A base salary that is determined by individual contribution and performance, and which is designed to provide a base level of compensation comparable to that provided key executives of other financial institutions of similar size and performance.

     o A short-term cash incentive program that is directly linked to individual performance and indirectly linked to First National's performance.

     o A long-term incentive program that provides stock options to executive officers. Stock option grants provide an incentive that focuses the executive's attention on managing First National from the perspective of a shareholder with an equity stake in the business. The economic value of any stock option granted is directly tied to the future performance of First National's stock and will provide value to the recipient only when the price of First National's stock increases over the option grant price.

    For First National's key executives, base salary is targeted to approximate average salaries for individuals in similar positions with similar levels of responsibilities who are employed by other banking organizations of similar size and financial performance. During 1999, First National increased the Chief Executive Officer's base salary by 10.2% The compensation committee determined that the 10.2% increase in the Chief Executive Officer's base salary was appropriate in light of two primary factors. The first factor was a desire of First National to provide the Chief Executive Officer with a base salary comparable to that paid on average by other banking organizations of similar size and financial performance. First National periodically participates in local, state and other salary/compensation surveys and has access to other published salary/compensation data. The compensation committee annually reviews national, regional, statewide and local peer group salary data (to the extent available) to assist it in setting appropriate levels of the Chief Executive Officer's and other executive officers' base salaries. A second factor considered by the Compensation Committee in setting and adjusting base salary was First National's 1999 performance accomplishment of a 10.79% return on equity. This performance indicator is updated annually, where needed, to help determine the increase in First National's key executives' base salary and is also used to help determine the annual cash incentive, as described below.

    First National has also established a short-term cash incentive plan for First National Bank and National Bank of York County. First National's other subsidiaries (Florence County National Bank, and CreditSouth Financial Services Corporation) did not participate in the incentive program for 1999, but Florence County National Bank will begin participating in 2000. Under the plan, all salaried employees of the sponsoring subsidiary are eligible to participate. For purposes of determining the cash incentive payable under the plan, performance is measured based on return on equity. At the beginning of each year, the compensation committee sets a performance goal expressed as a target return on equity percentage. The board of directors, at its discretion, retains the flexibility to change performance goals, bonus amounts and requirements of the plan during the year. An "incentive pool" is determined by multiplying a certain percentage of net income above the target return on equity for the calendar year in question. Amounts paid into the incentive pool are distributed to salaried employees based on their salary level and performance, which is measured by their annual evaluation rating. For First National's key executives, the annual cash incentive during the years 1997, 1998 and 1999 ranged from 4.8% to 45.1% of base salary. This means that up to approximately 45.1% of annual compensation was variable, fluctuates significantly from year to year, and was directly and indirectly tied to business and individual performance.

    No stock option plan awards were made during the years 1997, 1998 and 1999.

    This report is provided as a summary of current practice with regard to annual compensation review and authorization of executive officer compensation and with respect to specific action taken for the Chief Executive Officer. The $1,000,000 tax deduction limitation for executive compensation, added by the Omnibus Budget Reconciliation Act of 1993, is not relevant to this year's report and does not affect either First National's or it subsidiaries' compensation policy. Should such limitations become relevant, steps will be taken to amend First National's and its subsidiaries' compensation policy to assure compliance.

                           o Compensation Committee o
  A. Dewall Waters, Chairman        Harry M. Mims, Jr.       Charles W. Clark
  Robert R. Horger

                          DEFINED BENEFIT PENSION PLAN

    First National Bank maintains a noncontributory, defined benefit pension plan covering its employees, including executive officers. The pension plan is a "tax qualified" plan under Section 401(a) of the Internal Revenue Code and must also comply with provisions of the Employee Retirement Income Security Act of 1974.

    The pension table below shows estimated annual benefits payable upon retirement to persons in the specified remuneration and years of service categories as if retirement had occurred on December 31, 1999. The benefits shown are computed on a single life only annuity basis.


                 Employees' Pension Plan of First National Bank
                      Estimated Annual Retirement Benefits
           (For an Employee Whose Normal Retirement Date is 1/1/2000)

       FAC*       10 Years      20 Years    30 Years     40 Years
       ----       --------      --------    --------     --------
    $  30,000     $  2,700      $  5,400    $  8,100     $  9,450
       40,000        4,055         8,110      12,165       14,193
       50,000        5,605        11,210      16,815       19,618
       60,000        7,155        14,310      21,465       25,043
       70,000        8,705        17,410      26,115       30,468
       80,000       10,255        20,510      30,765       35,893
       90,000       11,805        23,610      35,415       41,318
      100,000       13,355        26,710      40,065       46,743
      110,000       14,905        29,810      44,715       52,168
      120,000       16,455        32,910      49,365       57,593

      * FAC: Final Average Compensation is computed as the average amount of a participant's compensation earned over the last 60 months prior to his or her retirement date or early termination of employment.


    Upon a participant's retirement at his normal retirement date (age 65), a monthly retirement benefit will be paid in accordance with pension plan provisions. The amount of such monthly retirement benefit will equal 1/12 of the sum of (i) and (ii) as follows: (i) .90% of the pension plan participant's final average compensation multiplied by his years of credited service up to a maximum of 35 years; and (ii) .65% of the pension plan participant's final average compensation in excess of his covered compensation multiplied by his years of credited service up to a maximum of 35 years. For purposes of the above formula, a participant's final average compensation consists of the average amount of a participant's compensation earned over the last 60 months prior to early or normal retirement. In addition, a participant is credited with one year of credited service under the pension plan for each year in which 1,000 or more hours are worked. Benefits under the pension plan are not subject to deduction for social security or other offset amounts. For purposes of computing a participant's final average compensation, the pension plan uses the following definition of participant compensation: W-2 earnings, including bonuses, overtime and commissions, but excluding employer contributions to employee benefit plans, as limited by Section 401 (a)(17) of the Internal Revenue Code .

    For purposes of executive officer participation in the pension plan, the executive officer compensation used for purposes of computing executive officer benefits under the pension plan is the same as that shown in the Summary Compensation Table. As of December 31, 1999 the named executive officers had accumulated the following years of credited service toward retirement: C. John Hipp, III, 6 years of credited service; James C. Hunter, Jr., 35 years credited service; Robert R. Hill, Jr., 4 years credited service; Dane H. Murray, 29 years of credited service; and Phil M. Smith, 26 years of credited service.

                          SHAREHOLDER PERFORMANCE GRAPH

    First National is required to provide its shareholders with a line graph comparing First National's cumulative total shareholder return with a performance indicator of the overall stock market and either a published industry index or a First National-determined peer comparison. Shareholder return (measured through increases in stock price and payment of dividends) is often a benchmark used in assessing corporate performance and the reasonableness of compensation paid executive officers.

    Shareholders should recognize that corporations often use a number of other performance benchmarks (in addition to shareholder return) to set various levels of executive officer compensation. First National's 1999 Annual Report to Shareholders contains a variety of relevant performance indicators concerning First National. Thus, shareholders may wish to consider other relevant performance indicators in assessing shareholder return and the reasonableness of executive compensation, such as growth in earnings per share, book value per share and cash dividends per share, along with return on equity and return on assets percentages. As described in the Report on Executive Officer Compensation, First National's compensation committee utilizes return on equity in helping to determine short-term cash incentive program awards.

    The performance graph below compares First National's cumulative total return over the most recent five year period with both the Nasdaq Composite Index (reflecting overall stock market performance) and the Nasdaq Bank Index (reflecting changes in banking industry stocks). Returns are shown on a total return basis, assuming the reinvestment of dividends and a beginning stock index price of $100 per share. The value of First National's stock as shown in the graph is based on information known to First National regarding transactions in First National's stock. Because there was no active trading market in First National's stock prior to listing on the American Stock Exchange in January 1997, the information prior to that time is based on a limited number of transactions.


                               1994        1995       1996       1997       1998      1999
                               ----        ----       ----       ----       ----      ----
First National Corporation    $100.00    $125.06    $145.35    $248.89    $331.18   $269.93
-------------------------------------------------------------------------------------------
Nasdaq Composite Index         100.00     134.19     166.21     202.18     282.30    523.92
-------------------------------------------------------------------------------------------
Nasdaq Bank Index              100.00     144.81     182.69     298.87     263.69    242.65
-------------------------------------------------------------------------------------------

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    First National Bank, Florence County National Bank and National Bank of York County have loan and deposit relationships with some of the directors of First National and its subsidiaries and with companies with which the directors are associated as well as with members of the immediate families of the directors. (The term "members of the immediate families" for purposes of this paragraph includes each person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law.) Such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not, at the time they were made, involve more than the normal risk of collectibility or present other unfavorable features.

    Robert R. Horger, Chairman of the Board of First National, is a partner in the law firm of Horger, Barnwell & Reid, which First National Bank has retained as general counsel during the past five years. First National Bank proposes to retain the firm during the current fiscal year.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    As required by Section 16(a) of the Securities Exchange Act of 1934, First National's directors and executive officers are required to report periodically their ownership of First National stock and any changes in ownership to the Securities and Exchange Commission. Based on a review of Forms 3, 4 and 5 and written representations made to First National, it appears that all such reports for these persons were filed in a timely fashion in 1999.

                             INDEPENDENT ACCOUNTANTS

    The board of directors, upon the recommendation of the audit committee, has appointed J. W. Hunt and Company, LLP, independent certified public accountants, as independent auditors for First National and its subsidiaries for the current fiscal year ending December 31, 2000, subject to ratification by First National's shareholders. J. W. Hunt and Company, LLP has advised First National that neither the firm nor any of its partners has any direct or material interest in First National and its subsidiaries except as auditors and independent certified public accountants of First National. Representatives of J.W. Hunt and Company, LLP are expected to be at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                   AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

    First National, upon request and without charge, will provide shareholders with a copy of its Annual Report on Form 10-K for the year ended December 31, 1999 filed with the Securities and Exchange Commission. Shareholders should direct their requests to: First National Corporation, 950 John C. Calhoun Drive, S.E., Orangeburg, South Carolina 29115, attention: James C. Hunter, Jr.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Robert R. Horger, Chairman of the Board of the Company serves on the Compensation Committee of the Company. Although, Mr. Horger did not participate in any discussions concerning his compensation, he did participate in discussions regarding the compensation of other executive officers.

                                 OTHER BUSINESS

    The board of directors of First National does not know of any other business to be presented at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

P R O X Y                  FIRST NATIONAL CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         FOR ANNUAL MEETING OF SHAREHOLDERS -- TUESDAY, APRIL 25, 2000

    C. John Hipp, III and James C. Hunter, Jr., or either of them with full power of substitution, are hereby appointed as agent(s) of the undersigned to vote as proxies all of the shares of Common Stock of First National Corporation held of record by the undersigned on the Record Date at the Annual Meeting of Shareholders to be held on April 25, 2000, and at any adjournment thereof, as follows:

1. ELECTION OF DIRECTORS:

    [ ] FOR all nominees listed below       [ ] WITHHOLD AUTHORITY to               [ ] WITHHOLD AUTHORITY on
     (except any I have written below)       vote for all nominees listed below      the following nominees only

Walter L. Tobin, Charles W. Clark, C. John Hipp, III, Dwight W. Frierson, Colden
                        R. Battey, Jr., Richard L. Gray

   INSTRUCTION: To withhold authority to vote for any individual(s) write the nominee's(s') name(s) on the line below.

--------------------------------------------------------------------------------

2. PROPOSAL TO RATIFY APPOINTMENT OF J. W. HUNT & COMPANY, LLP, CERTIFIED PUBLIC ACCOUNTANTS, AS THE COMPANY'S INDEPENDENT AUDITORS FOR 2000.

    [ ]  FOR                    [ ]  AGAINST                    [ ]  ABSTAIN

                  (Continued and to be dated on reverse side)

3. And, in the discretion of said agents, upon such other business as may properly come before the meeting, and matters incidental to the conduct of the meeting. (Management at present knows of no other business to be brought before the meeting).

    THE PROXIES WILL BE VOTED AS INSTRUCTED. IF NO CHOICE IS INDICATED WITH RESPECT TO A MATTER WHERE A CHOICE IS PROVIDED, THIS PROXY WILL BE VOTED "FOR" SUCH MATTER.

                                                  Please sign exactly as name
                                                  appears below. When signing as
                                                  attorney, executor,
                                                  administrator, trustee, or
                                                  guardian, please give full
                                                  title. If more than one
                                                  trustee, all should sign. All
                                                  joint owners must sign.

                                                  Dated:                  , 2000
                                                        ------------------

                                                  ------------------------------

                                                  ------------------------------